Articles of Incorporation of Transamerica Life Insurance and
                                Annuity Company.


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


                                     I

          The name of this Corporation is TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY. The location of the home office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004.

                                    II

          The period of duration of the Corporation shall be perpetual.

                                    III

          The address of the registered office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004, and the name of the registered agent of the Corporation at such address is William E. Simms. The Corporation may have one or more branch offices and places of business either in the State of North Carolina or in any other state.

                                    IV

          The purposes for which this Corporation is organized are:

          1. To write and issue as a stock company insurance upon the lives of human beings and every insurance appertaining thereto, including, but not limited to, the granting of endowment benefits; additional benefits in the event of death by accident or accidental means; additional benefits operating to safeguard the contract from lapse, or to provide a special surrender value, in the event of total and permanent disability of the insured, including industrial sick benefit; and the optional modes of settlement of proceeds;

          2. To write and issue all agreements to make periodical payments, whether in fixed or variable dollar amounts, or both, at specified intervals;

          3. To writer and issue insurance against death or personal injury by accident or by any specified kinds of accident and insurance against sickness, ailment or bodily injury;

          4. To write and issue insurance against disability resulting from sickness, ailment or bodily injury (but not including insurance solely against accidental injury), under any contract that does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

          5. To engage in such other kind or kinds of business to the extent necessarily or properly incidental to the kind of insurance business which it is authorized to do in the State of North Carolina and in any other state of the United States of America and other lawful act or activity for which a corporation may be organized under the North Carolina Business Corporation Act.

                                     V

          The Corporation is authorized to issue only one class of stock; and the total number of shares this Corporation is authorized to issue is Fifty Thousand (50,000) share with a par value of $100.00 per share.

                                    VI

          The Corporation shall be authorized to write and issue all such policies of insurance authorized and described in Article IV of the Articles of Incorporation when it shall have obtained a certificate authorizing the issuance of such policies from, and shall have been duly licensed to do business by, the Commissioner of Insurance of the State of North Carolina.

                                    VII

          No holders of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class of or securities convertible into stock of the Corporation of any class, even though hereafter authorized or whether issued for money, for consideration other than money or by way of a dividend.

                                   VIII

          To the full extent from time to time permitted by law, no person who is serving or who has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arising prior to such amendment, repeal or adoption.

                                    IX

          The foregoing Restated Articles of Incorporation were approved by the sole shareholder of the Corporation on August 11, 1994.

           By-Laws of Transamerica Life Insurance and Annuity Company.

                                  REVISED

                                  BYLAWS

                   Bylaws for the regulation, except as
                   otherwise provided by statute or its
                       Articles of Incorporation, of

                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY,
                       a North Carolina corporation

                                 ARTICLE I

                          ANNUAL SHAREHOLDERS' MEETING

          The annual meeting of the shareholders of Transamerica Life Insurance and Annuity Company (the "Company") shall be held on the first Tuesday in March of each year, if not a legal holiday, in which case the annual meeting shall be on the next business day following, at 10:00 a.m., for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting.

                                ARTICLE II

                               BOARD OF DIRECTORS

          The number of directors of the Company shall be not less than nine (9) nor more than seventeen (17). The exact number of directors shall be fixed, within the limits specified, by a resolution adopted by the Board of Directors or by the shareholders.

                                ARTICLE III

                             CHIEF EXECUTIVE OFFICER

          The Board of Directors shall from time to time designate one of the officers of the Company to be the Chief Executive Officer.

                                ARTICLE IV

                                  GENERAL

          Except as is expressly set forth herein, this Company shall be governed by the applicable statutes of the North Carolina Business Corporation Act, together with any amendments to said Act as enacted from time to time, as though said statutes had been fully set forth herein.

                   ARTICLES OF REDOMESTICATION AND RESTATEMENT
                                       OF
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


          The undersigned, TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (the "Corporation"), hereby submits these Articles of Redomestication and Restatement for the purposes of changing the domicile of the Corporation from the State of California to the State of North Carolina, integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation.

          1. The name of the Corporation is TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY. The location of the home office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004.

          2. Attached hereto as an exhibit are the amended and restated articles of incorporation which contain amendments to the articles of incorporation requiring shareholder approval.

          3. The amended and restated articles of incorporation of the Corporation were adopted by its sole shareholder on the 11th day of August, 1994, in the manner prescribed by law.

          4. The number of shares of the Corporation outstanding at the time of such adoption was 15,000; the number of shares entitled to be cast thereon was 15,000; and the number of votes indisputably represented at the meeting of shareholder was 15,000.

          5. The number of votes cast for the amended and restated articles of incorporation was 15,000. No votes were cast against the amended and restated articles.

          6. These articles are effective on November 7, 1994.

          Executed on this the 1st day of November, 1994.

               TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

               By:__________________________________
                    Nooruddin Veerjee, President